Exhibit 99.3

BUSINESS

Overview

We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 27 states across the country and in the District of Columbia. On August 23, 2006, we entered into a stock purchase agreement with The Jean Coutu Group (PJC) Inc., a Québec corporation ("Jean Coutu Group"), to acquire all of the membership interests of JCG (PJC) USA, LLC, a Delaware limited liability company ("Jean Coutu USA"), a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains, for cash, possible assumption of debt, and stock consideration (the "proposed acquisition"). As of December 2, 2006, we operated 3,322 stores and, upon consummation of the proposed acquisition, the combined company will operate over 5,000 stores nationally, making us the largest drug store retail chain in the eastern United States. We expect to obtain leading positions in various major metropolitan markets, including New York City, Washington DC, Philadelphia, Boston and Atlanta upon consummation of the proposed acquisition. We expect to realize significant cost savings as we integrate, and re-brand to the Rite Aid banner all of the Brooks and Eckerd stores that we acquire pursuant to the proposed acquisition. During fiscal 2006 and the thirty-nine week period ended December 2, 2006, we generated $17.3 billion and $12.9 billion in revenue, respectively, and after giving pro forma effect to the proposed acquisition, the combined company would have generated $26.8 billion and $20.1 billion in revenue, respectively.

In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call “front-end” products. In fiscal 2006, prescription drug sales accounted for 63.2% of Rite Aid’s total sales and approximately 67% of our total sales, giving pro forma effect to the proposed acquisition. We believe that our pharmacy operations, which will be strengthened by our proposed acquisition of the Brooks and Eckerd stores, will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federal government’s adoption of a federally funded prescription drug benefit that began in January 2006 (Medicare Part D), which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We currently offer approximately 25,000 front-end products, which in fiscal 2006 accounted for the remaining 36.8% of our total sales and the remaining approximately 33% of our total sales, giving pro forma effect to the proposed acquisition. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We currently offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006.

The overall average size of each store in our chain is approximately 12,800 square feet and, after giving pro forma effect to the proposed acquisition, will be approximately 12,000 square feet. The average size of our stores is larger in the western United States. As of March 4, 2006, approximately 54% of our stores were freestanding, approximately 41% included a drive-thru pharmacy, approximately 78% included one-hour photo shops, and approximately 34% included a GNC store-within-Rite Aid-store. Initially upon consummation of the proposed acquisition, approximately 54% of our stores will be freestanding, approximately 43% of our stores will include a drive-thru pharmacy and approximately 70% will include one-hour photo shops. In addition, we intend to incorporate the GNC store-within-Rite Aid-store concept into certain Brooks and Eckerd drugstores where appropriate.

We expect the FTC and other governmental authorities may require us to divest of some stores in overlapping geographic areas as a condition of approval of the proposed acquisition under antitrust laws. Notwithstanding anything to the contrary in the stock purchase agreement, neither we nor Jean Coutu USA will be required in order to resolve any objections asserted under antitrust laws by any governmental authority with respect to the proposed acquisition to divest any of its businesses or assets representing, or the imposition of conditions affecting, store-level Adjusted EBITDA (as defined in the stock purchase agreement) of in excess of an aggregate of $60 million before advertising and corporate administration expenses, for the most recently completed fiscal year. In addition, in connection with our plan to integrate the Brooks and Eckerd drugstore chains with Rite Aid’s existing stores, following consummation of the proposed acquisition, we expect to close additional Brooks and Eckerd stores and Rite Aid stores, primarily to maximize efficiency in markets where we will, on a combined company basis, have multiple stores in close proximity. Because the majority of store closures required by the FTC or other governmental authorities or that we choose to make will be in markets where Rite Aid already had a presence, it is unclear what the impact of such closures will be on our overall sales and revenues. As stated above, the pro forma information provided herein, including the number of stores as well as revenue and income figures, do not account for these dispositions.

Industry Trends

We believe pharmacy sales in the United States will grow between 5% and 8% each year over the next five years based upon studies published by a pharmaceutical market intelligence firm. This anticipated growth is expected to be driven by greater drug utilization, an aging population caused by the “baby boom” generation entering their sixties, the increasing life expectancy of the American population, the new Medicare Part D drug benefit program, the introduction of new drugs and the rate of inflation.

Generic prescription drugs help lower overall costs for customers and third party payors. We believe the utilization of existing generic pharmaceuticals is expected to continue to increase for several years. Further, we believe a significant number of new generics are expected to be introduced in the next couple of years. This increase in generic prescriptions improves gross profits in the retail drugstore industry.

The retail drugstore industry is highly competitive and has been experiencing consolidation. We believe that the continued consolidation of the drugstore industry, continued new store openings, increased mail order, increased competition from internet-based providers and drug importation will further increase competitive pressures in the industry. In addition, sales of potential generic pharmaceuticals continue to grow as a percentage of total prescription drug sales, which has a dampening effect on sales growth. The growth rate of prescription drug sales has also been impacted by slower introductions of successful new prescription drugs and safety concerns sometimes resulting in the recall of a drug, such as the antiarthritic drug recalls.

The retail drugstore industry relies significantly on third party payors. Third party payors, including the Medicare Part D plans and the state sponsored Medicaid agencies, periodically evaluate and at times change the eligibility requirements to reduce the number of participants or reduce certain reimbursement rates. These evaluations and resulting changes and reductions are expected to continue. When third-party payors, including the Medicare Part D program and the state sponsored Medicaid agencies, reduce the number of participants or reduce their reimbursement rates, sales and margins in the industry could be reduced, and profitability of the industry could be adversely affected. These possible adverse effects can be partially or entirely offset by expense control, by dispensing more higher margin generics or dispensing more prescriptions, which could come from the anticipated growth opportunities mentioned above or from competitors.

Strategy

Our strategy is to continue to focus on improving the productivity of our existing Rite Aid stores and developing new and relocated stores in our strongest existing markets as well as integrating the stores Rite Aid acquires from Jean Coutu Group under the Rite Aid banner. We believe that improving the sales of existing Rite Aid stores and growing our existing markets is critical to improving our profitability and cash flow. We believe the consummation of the proposed acquisition will broaden and accelerate the implementation of our strategy, however, our strategy will remain the same even if the proposed acquisition is not consummated.

The following paragraphs describe in more detail the components of our strategy:

 Integrate Brooks and Eckerd Stores Under Rite Aid Banner and Develop Stores in Existing Markets.   We intend to convert all Brooks and Eckerd stores to the Rite Aid banner within 12 months following the completion of the proposed acquisition. We have assigned senior managers focused exclusively on and fully dedicated to ensuring the successful integration of the Brooks and Eckerd stores with oversight by our senior executives including our Chief Executive Officer and Chief Operating Officer. Initially, as part of the integration and conversion process, the banners and signs of the Brooks and Eckerd stores will be changed to Rite Aid and all Brooks and Eckerd store systems will be converted to the Rite Aid store systems, including our pharmacy management and dispensing system, Nexgen. Following the store system conversion, the stores will be re-set, re-merchandised and upgraded to the Rite Aid décor package. We expect that almost all Brooks and Eckerd stores will be remodeled over the next several years. To ensure successful integration and conversion with minimal disruption to our customers, we intend to launch a pilot store conversion program to test our integration and conversion process and then convert all Brooks and Eckerd stores gradually over a 12 month period. We also expect to continue our new and relocated store and store remodeling program that is currently under way and intend to incorporate the Brooks and Eckerd stores into the program. As part of the new and relocated store and store remodeling program, some of the Brooks or Eckerd and Rite Aid stores that are in close proximity to one another may be combined to improve overall productivity. Our integration plan includes approximately $87 million of integration-related non-recurring expenses and capital expenditures of approximately $450 million in the acquired stores and distribution centers in the first year. For several years thereafter, we will invest, as needed, up to a total of $500 million of capital expenditures in additional acquired store remodels and relocations and acquired distribution center upgrades.

Rite Aid’s new and relocated store program is focused on our strongest existing markets. Our goal, whether or not the proposed acquisition is consummated, is to open or relocate approximately 800 to 1,000 stores over the next five years, of which we expect that at least 50% will be relocated stores. As part of this program, we plan to continue remodeling stores, even if the proposed acquisition is not consummated. An integral part of the program is a new prototype store. Approximately 101 new or relocated stores have recently been constructed and opened utilizing the new prototype. We expect that almost all of the planned new and relocated stores will be the new prototype store. We believe that this program, over the longer term, along with the execution of our near term strategy of improving store productivity, will increase our sales and customer satisfaction.

Grow our Pharmacy Sales and Attract More Customers   We believe that customer service and convenience are key factors to growing pharmacy sales. To improve customer service, we are focused on our “With Us, It’s Personal” program that is aimed at delivering more personalized service along with timely delivery to our customers. To help our pharmacists do this, we developed and implemented a new pharmacy management and dispensing system and expect to implement this system in the Brooks and Eckerd stores that we acquire in the proposed acquisition. This system, which we call “Nexgen,” provides our pharmacists with better tools and information to meet our customers’ needs. In addition, Nexgen provides management with important information about the performance of each pharmacy in critical operating areas that drive customer service. We provide our customers with an easy and convenient way to order refills over the telephone or the internet using our automatic refill program. To provide better value to our customers we recommend, when appropriate, the utilization of generic drugs. Generic drugs, which often cost our customers significantly less than a branded drug, are also more profitable for us. Our generic penetration continues to increase every year, and we are setting our goals even higher in future years to take advantage of the substantial number of new generics expected to come to market in the next couple of years.

The implementation of the Medicare Part D Act in January of 2006 provides prescription drug coverage to numerous senior citizens who previously were not covered. We partnered with several third party health plans in programs that communicated information on the Medicare Part D Act to senior citizens. We also offer senior citizens newsletters and prescription discounts through our Living More program, a customer loyalty program. We have also expanded our home health category to target senior citizens with products like wheelchairs, canes, electric scooters and products that enhance bath safety. We believe that programs like these will help us to grow prescription sales in this important market.

To help grow sales and script count, we acquire pharmacy files from other drug stores and have initiatives designed to attract and retain those customers. Other initiatives put in place in fiscal 2006 that we expect to grow our pharmacy sales include the opening of in-store health clinics in the Los Angeles, California and Sacramento, California areas, and the launch of a medication therapy management program, a fee for service arrangement, in conjunction with physicians and the University of Pittsburgh. We believe these initiatives have been effective at growing sales in their target markets and have scalable, replicable potential for future expansion.

We also have the capability to provide PBM services to employers, health plans and insurance companies. We intend to offer, through our PBM capabilities, a 90 day at retail alternative to mail order. We believe that providing PBM services will create opportunities to direct customers to our stores.

Grow Front-End Sales.   We intend to grow front-end sales through continued emphasis on core drugstore categories, a commitment to health and wellness products to enhance our pharmacy position, a focus on seasonal and cross-merchandising, offering a wider selection of products and services to our customers and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes several fully integrated health condition marketing programs, e.g., diabetes, allergy, vitamins, heart health, skincare and weight management, a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid private brand products, which provide better value for our customers and higher margins for us, offering ethnic products targeted to selected markets, expansion of the number of GNC store-within-Rite Aid-store, and utilizing digital technology in our one-hour photo development. We believe that the new store and relocation program described earlier will also contribute to an increase in our front-end sales.

The average front-end sales per store for the Rite Aid stores are approximately 35% more than the average front-end sales per store for the Brooks and Eckerd stores located in the same markets, even though the average square footage of such Rite Aid stores is slightly less than the average square footage of such Brooks and Eckerd stores. We believe that following the consummation of the proposed acquisition, the implementation of the Rite Aid “best practices” described in the previous paragraph will increase the average Brooks and Eckerd front-end sales per store to a level similar to the average Rite Aid front-end sales per store. Our goal is to increase the average Brooks and Eckerd front-end sales per store to the level of the average Rite Aid front-end sales per store.

Focus on Customers and Associates.   Our “With Us, It’s Personal” commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store specific information from customers shortly after the point of sale and from independent third party customer surveys. We also have several programs in place that are designed to enhance customer satisfaction, examples of which are the maintenance of a customer support center that centrally receives and processes all customer calls and our “never out of stock” program. We continue to develop and implement associate training programs to improve customer satisfaction and educate our associates about the products we offer. We have implemented programs that create compensatory and other incentives for associates to provide customers with excellent service. We believe that these steps further enable and motivate our associates to deliver superior customer service.

Expense Control and Cost Savings Through Synergies.   In our existing stores, and in the combined company upon completion of the proposed acquisition, our goal is to either reduce costs, lower expense or contain expense in order to leverage the pharmacy and front end sales growth strategies described earlier, which will allow for more investment in the strategies important for our future. We budget and monitor all areas of expense and have also targeted areas of spending for improvement. Our targeted expense areas are subject to analysis of the processes involved, with an emphasis on collaboration between areas in the company and vendors, utilization of competition between vendors and consolidation of spending volumes to achieve economies of scale. Examples of targeted expense areas include: (i) inventory returns, (ii) utility expense and (iii) temporary labor. We plan to implement strategies to reduce the volume of merchandise returns and thereby reduce the labor expense and inventory valuation losses related to returns. We also intend to better control utility expense by focusing on improving the energy management practices and replacing certain equipment to lower consumption and accessing alternative energy sources for a lower cost. We plan to collaborate and consolidate the various temporary labor arrangements throughout our business to achieve economies of scale.

In addition to the focus and activities described in the previous paragraph, following the consummation of the proposed acquisition, we estimate that net reductions in costs and expenses of approximately $150 million, which is net of an assumed loss of $60 million of store-level Adjusted EBITDA (as defined in the stock purchase agreement) and $40 million of additional labor and benefit expense will be realized after a one-year integration period, with approximately $35 million of net reductions realized during the first year. The general categories of anticipated cost and expense reduction opportunities are primarily cost of product, corporate administrative expenses, advertising expenses and other expense reduction opportunities. We estimate cost of product reductions of approximately $115 million, primarily from purchasing certain products for all stores under the current vendor contract with the best price and reduction in shrink. We also estimate corporate administrative expense reductions of approximately $55 million, related to the consolidation of the Brooks and Eckerd headquarter functions into the Rite Aid headquarter functions. We estimate advertising expense reductions of approximately $45 million, from eliminating advertising expense that is duplicated in common markets. We also expect other expense reduction opportunities of approximately $35 million in areas such as energy management, physical inventory processes and supply procurement processes. We also expect other benefits and synergies to result from additional operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, the timing and size of these other benefits and synergies cannot be currently determined. We can provide no assurance that the anticipated benefits and synergies from the proposed acquisition described herein will be realized upon consummation of the proposed acquisition.

Products and Services

In fiscal years 2006, 2005 and 2004, sales of prescription drugs represented approximately 63.2%, 63.6% and 63.6%, respectively, of our total sales. In fiscal years 2006, 2005 and 2004, our prescription drug sales were $10.9 billion, $10.7 billion and $10.5 billion, respectively.

We sell approximately 25,000 different types of non-prescription, or front-end products. The types and number of front-end products in each store vary, and selections are based on customer needs and preferences and available space. No single front-end product category contributed significantly to our sales during fiscal 2006, although certain front-end product classes contributed in excess of 10% to our sales. Our principal classes of products in fiscal 2006 were the following:

Product Class	Percentage of Sales
Prescription drugs	63.2%
Over-the-counter medications and B personal care	11.1%
Health and beauty aids	4.9%
General merchandise and other	20.8%

We offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006. During fiscal 2006, we added 389 products under the Rite Aid private brand. We intend to continue to increase the number of private brand products.

We have a strategic alliance with GNC under which we have opened 1,226 GNC “stores-within-Rite Aid-stores.” We intend to incorporate the GNC store-within-Rite Aid-store concept into the Brooks and Eckerd stores that we acquire where appropriate. GNC is a leading nationwide retailer of vitamin and mineral supplements and personal care, fitness and other health-related products.

Technology

All of our existing Rite Aid stores are integrated into a common information system, which enables our customers to fill or refill prescriptions in any of our existing Rite Aid stores throughout the country, reduces chances of adverse drug interactions, and enables our pharmacists to fill prescriptions more accurately and efficiently. This system can be expanded to accommodate new stores. We expect to integrate all of the Brooks and Eckerd stores that we acquire into our information system following consummation of the proposed acquisition. Our customers may also order prescription refills over the Internet through www.riteaid.com powered by drugstore.com, or over the phone through our telephonic rapid automated refill systems, which we also expect to be made available at all of the Brooks and Eckerd stores that we acquire pursuant to the proposed acquisition. As of March 4, 2006, we had installed ScriptPro automated pharmacy dispensing units, which are linked to our pharmacists’ computers and fill and label prescription drug orders, in 970 stores, and we expect to extend this technology to the Brooks and Eckerd stores that we acquire where appropriate. The efficiency of ScriptPro units allows our pharmacists to spend an increased amount of time consulting with our customers. Additionally, each of our existing Rite Aid stores employs, and following the consummation of the proposed acquisition, we expect all of the Brooks and Eckerd stores that we acquire to employ, point-of-sale technology that supports sales analysis and recognition of customer trends. This same point-of-sale technology facilitates the maintenance of perpetual inventory records which together are the basis for our automated inventory replenishment process.

In fiscal 2005, we completed the roll-out of our next generation pharmacy dispensing system, and expanded e-prescribing services to all of our existing Rite Aid stores. We expect to integrate all of the Brooks and Eckerd stores that we acquire into our next generation pharmacy dispensing system and to extend e-prescribing services to all of the Brooks and Eckerd stores that we acquire. We believe our next generation pharmacy system is state of the art and has enhanced management of customers’ prescription orders, assignment of responsibilities within the pharmacy, quality control and measurement and monitoring of each of our pharmacies’ key performance indicators, which include timeliness, completeness, and backlog. Our next generation pharmacy system was designed with optimal ease of use in mind so as to further enable our pharmacists to work directly with customers and doctors.

Suppliers

During fiscal 2006, we purchased approximately 94% of the dollar volume of its prescription drugs from a single supplier, McKesson. Under a contract which runs through March 2009, with limited exceptions, we are, and following the proposed acquisition, the combined company will be, required to purchase all of our branded pharmaceutical products from McKesson. If our relationship with McKesson was disrupted, we could temporarily have difficulty filling prescriptions until we executed a replacement strategy, which could negatively affect our business. We purchase generic (non-brand name) pharmaceuticals directly from manufacturers. We purchase our non-pharmaceutical merchandise from numerous manufacturers and wholesalers. We believe that competitive sources are readily available for substantially all of the non-pharmaceutical merchandise we carry and that the loss of any one supplier would not have a material effect on our business.

We sell private brand and co-branded products that generally are supplied by numerous competitive sources. The Rite Aid and GNC co-branded PharmAssure vitamin and mineral supplement products and the GNC branded vitamin and mineral supplement products that we sell in our stores are developed by GNC, and along with our Rite Aid brand vitamin and mineral supplements, are manufactured by GNC.

Customers and Third Party Payors

During fiscal 2006, our stores served an average of 1.7 million customers per day. The loss of any one customer would not have a material adverse impact on our results of operations.

In fiscal 2006, 93.9% of our pharmacy sales and 94.6% of the pharmacy sales of the combined company pro forma for the proposed acquisition, were to customers covered by health plan contracts which typically contract with third parties payors (such as insurance companies, prescription benefit management companies, governmental agencies, private employers, health maintenance organizations or other managed care providers) that agree to pay for all or a portion of a customer’s eligible prescription purchases and negotiate with us for reduced prescription rates. During fiscal 2006, the top five third party payors accounted for approximately 31.0% of our total sales and 29.6% of the total sales of the combined company pro forma for the proposed acquisition, the largest of which represented 8.9% of our total sales and 9.5% of the total sales of the combined company. During fiscal 2006, Medicaid related sales were approximately 11.4% of our sales and 10.8% of the total sales of the combined company pro forma for the proposed acquisition, of which the largest single Medicaid payor was less than 3% of our sales and 3% of the total sales of the combined company. Beginning January 2006, a significant amount of our Medicaid prescriptions moved to coverage under the new Medicare Part D plans. After considering this shift in payor we expect Medicaid related sales to represent approximately 8% of our total sales in fiscal 2007. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

Competition

The retail drugstore industry is highly competitive. We currently compete with, and following the proposed acquisition, will continue to compete with, among others, retail drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores, mail order pharmacies and internet-based providers. We compete on the basis of store location and convenient access, customer service, product selection and price. We believe continued consolidation of the drugstore industry, continued new store openings, increased mail order, increased competition from internet-based providers, and drug importation will further increase competitive pressures in the industry.

Marketing and Advertising

In fiscal 2006, our marketing and advertising expense was $293.5 million, which was spent primarily on nationwide weekly circular advertising. We have implemented various programs that are designed to support our health and wellness vision and improve our image with customers by delivering upon our “With Us, It’s Personal” brand promise. These include health condition marketing platforms focused on specific health conditions, increased GNC presence through expanded locations and promotional activity, continuation of our Rite Aid Health and Beauty Expos, and marketing and merchandising strategies that capitalize on emerging beauty trends such as men’s grooming, spa products, proprietary cosmetics and skincare. We continue to implement programs that are specifically directed to our pharmacy business. These include promotions that provide incentives for customers that transfer their prescriptions to us, a card-based loyalty program for senior citizens called “Living More” that provides meaningful discounts and targeted newsletters and offers, direct marketing programs, comprehensive health condition management programs, and other educational materials to help customers with their healthcare decisions. We are creating a more inviting store environment for our Hispanic customers through tailored product assortments and bi-lingual signing and advertising in stores with large Hispanic customer bases.

Associates

We believe that our relationships with our associates are good. As of March 4, 2006, we had 70,200 associates, 12% of whom were pharmacists, 47% of whom were part-time and 38% of whom were unionized. As of March 4, 2006, on a combined company basis, we had 116,200 associates, 12% of whom are pharmacists, 35% of whom are part-time and 23% of whom are unionized. Associate satisfaction is critical to the success of our strategy. We have surveyed our associates to obtain feedback on various employment-related topics, including job satisfaction and their understanding of our core values and mission.

There is a national shortage of pharmacists. We have implemented various associate incentive plans in order to attract and retain qualified pharmacists, have added an on-boarding survey to find out how newly hired pharmacists are doing and have an advisory board made up entirely of associates that are pharmacists. We have also expanded our efforts in recruitment of pharmacists through an increase in the number of recruiters, a successful pharmacist intern program, improved relations with pharmacy schools and the development of an international recruiting effort.

Research and Development

We do not make, and following the proposed acquisition, do not expect to make, significant expenditures for research and development.

Licenses, Trademarks and Patents

The Rite Aid name is our most significant trademark and the most important factor in marketing our stores and private brand products. We hold licenses to sell beer, wine and liquor, cigarettes and lottery tickets. As part of our strategic alliance with GNC we have a license to operate GNC stores-within-Rite Aid-stores. Additionally, we hold licenses granted to us by the Nevada Gaming Commission that allow us to place slot machines in our Nevada stores. We also hold licenses to operate our pharmacies and our distribution facilities. Together, these licenses are material to our operations.

Seasonality

We experience moderate seasonal fluctuations in our results of operations concentrated in the first and fourth fiscal quarter as the result of the concentration of the cough, cold and flu season and the holidays. We tailor certain front-end merchandise to capitalize on holidays and seasons. We increase our inventory levels during our third fiscal quarter in anticipation of the seasonal fluctuations described above. Our results of operations in the fourth and first fiscal quarters may fluctuate based upon the timing and severity of the cough, cold and flu season, both of which are unpredictable.

Regulation

Our business is subject to various federal and state regulations. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 (“OBRA”) and comparable state regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effect.

The appropriate state boards of pharmacy must license our pharmacies and pharmacists. Our pharmacies and distribution centers are also registered with the Federal Drug Enforcement Administration and are subject to Federal Drug Enforcement Agency regulations relative to our pharmacy operations, including regulations governing purchasing, storing and dispensing of controlled substances. Applicable licensing and registration requirements require our compliance with various state statutes, rules and/or regulations. If we were to violate any applicable statute, rule or regulation, our licenses and registrations could be suspended or revoked and we could be subject to fines or penalties.

In recent years, an increasing number of legislative proposals have been enacted, introduced or proposed in Congress and in some state legislatures that effect or would effect major changes in the healthcare system, either nationally or at the state level. The legislative initiatives include drug importation, changes in qualified participants and changes in reimbursement levels. Although we believe we are well positioned to respond to these developments, we cannot predict the long-term outcome or effect of legislation from these efforts.

Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

We are also subject to laws governing our relationship with our associates, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, associate benefit costs or other costs related to associates could adversely affect our results of operations.

In addition, in connection with the ownership and operations of our stores, distribution centers and other sites, we are subject to laws and regulations relating to the protection of the environment and health and safety matters, including those governing the management and disposal of hazardous substances and the cleanup of contaminated sites. Violations of or liabilities under these laws and regulations as a result of our current or former operations or historical activities at our sites, such as gasoline service stations and dry cleaners, could result in significant costs.

Legal Proceedings

We are subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. We believe these matters are adequately covered by insurance or, if not so covered, are without merit or are of such nature or involve amounts that would not have a material adverse effect on our financial conditions, results of operations or cash flows if decided adversely.

On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York. Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid’s assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group’s assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of “all or substantially all” of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007. While Rite Aid believes that Jean Coutu Group’s position has merit, if it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

Corporate Governance and Internet Address

We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, and the community. We have closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules of the SEC interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the NYSE.

Our corporate governance information and materials, including our certificate of incorporation, bylaws, corporate governance guidelines, the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and our Code of Ethics and Business Conduct are posted on the corporate governance section of our website at www.riteaid.com and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. Our board of directors will regularly review corporate governance developments and modify these materials and practices as warranted.

Our website also provides information on how to contact us and other items of interest to investors. We make available on our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports, as soon as reasonably practicable after we file these reports with, or furnish to, the SEC.